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                                                                    Exhibit 10.4

                            TIME BROKERAGE AGREEMENT

         TIME BROKERAGE AGREEMENT ("Agreement"), made this 8th day of May,
2000, by and between Rodriguez Communications, Inc., a Delaware corporation (the "Licensee"), Spanish Broadcasting System of Los Angeles, Inc., a Delaware corporation (the "Broker") and Spanish Broadcasting System, Inc., a Delaware corporation (the "Parent").

         WHEREAS, License will own and operate Radio Stations KFOX-FM, Redondo, California; KREA-FM, Ontario, California; KSAH(AM), Universal City, Texas and KXJO-FM, Alameda, California, pursuant to authorizations issued by the Federal Communications Commission ("FCC").

         WHEREAS, subject to the prior consent of the FCC, Licensee intends to assign to Broker, the Stations' FCC licenses and certain other assets used in the operation of the Stations.

         WHEREAS, the Licensee wishes to retain Broker to provide programming for the Stations that is in conformity with Stations' policies and procedures, FCC policies for time brokerage arrangements, and the provisions hereof.

         WHEREAS, Broker agrees to use the Stations to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC, subject to Licensee's full authority to manage and control the operation of the Stations.

         WHEREAS, Broker and Licensee agree to cooperate to make this Agreement work to the benefit of the public and both parties and as contemplated in this Agreement.

         WHEREAS, Parent and Licensee are concurrently herewith entering into a Stock Purchase Agreement ("SPA").

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1. STATION AIR TIME

                  1.1 REPRESENTATIONS. Both Broker and Programmer represent that they are legally qualified, empowered and able to enter into this Agreement and that the execution, delivery and performance hereof shall not constitute a breach or violation of any material agreement, contract or other obligation to which either party is subject or by which it is bound.

                  1.2 EFFECTIVE DATE; TERM. The effective dates of this Agreement shall be as follows:

                  KFOX-FM and KREA-FM: Upon consummation of the Asset Purchase Agreement between the Licensee and Chagal Communications, Inc. or Department of Justice ("DOJ") approval of the Hart-Scott-Rodino filing - whichever is later;

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                  KSAH: Upon consummation of the Asset Purchase Agreement
                  between the License and Ganadores Corporation;

                  KXJO-FM: Upon consummation of the Asset Purchase Agreement between the licensee and Citicasters Co.

The Agreement shall continue in force until terminated pursuant to the provisions of Section 6 of this Agreement.

                  1.3. SCOPE. During the term of this Agreement and any renewal thereof, Licensee shall make available to Broker broadcast time upon the Stations as set forth in this Agreement. Broker shall deliver such programming, at its expense, to the Stations' transmitter facilities or other authorized remote control points as reasonably designated by Licensee. Subject to Licensee's reasonable approval, as set forth in this Agreement, Broker shall provide programming of Broker's selection complete with commercial matter, news, public service announcements and other suitable programming to the Licensee up to one hundred sixty-eight hours per week.

                  1.4 CONSIDERATION. As consideration for the air time made available hereunder Broker shall make payments to Licensee as set forth in ATTACHMENT I.

                  1.5 LICENSEE OPERATION OF STATIONS. Licensee will have full authority, power and control over the management and operations of the Stations during the term of this Agreement. Licensee will bear all responsibility for Stations' compliance with all applicable provisions of the Communications Act of 1934, as amended (the "Act"), the rules, regulations and policies of the FCC and other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all operating costs of the Stations, including but not limited to, maintenance of the studios and transmitting facilities and costs of electricity, except that Broker shall be responsible for the costs of its programming as provided in Sections 1.7 and 2.3 hereof. Licensee shall employ at its expense management level and other employees consisting of a General Manager and such operational and other personnel as outlined in the budget previously provided to Broker, who will direct the day-to-day operations of the Stations, and who will report to and be accountable to the Licensee. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel employed by the Stations and shall maintain insurance satisfactory to Broker covering the Stations' transmission facilities, and Broker shall be responsible for reimbursing Licensee for such expenses. During the term of this Agreement, Broker agrees to perform, without charge, routine monitoring of the Stations' transmitter performance and tower lighting by remote control, if and when requested by Licensee.

                  1.6 LICENSEE REPRESENTATION AND WARRANTIES. Licensee represents and warrants as follows:

                           (a) Licensee owns and holds or will hold all licenses
and other permits and authorizations necessary for the operation of the Stations, and such licenses, permits and

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authorizations are and will be in full force and effect throughout the term of this Agreement. There is not now pending, or to Licensee's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. Licensee is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Stations, which would have an adverse effect upon the Licensee, the Stations or upon Licensee's ability to perform this Agreement. All reports and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement, will be filed in a timely and complete manner. During the term of this Agreement, Licensee shall not dispose of, transfer, assign or pledge any of Stations' assets and properties except with the prior written consent of the Broker, if such action would adversely affect Licensee's performance hereunder or the business and operations of Stations permitted hereby.

                           (b) Licensee shall pay, in a timely fashion, all of
the expenses incurred in operating the Stations including salaries and benefits of its employees, lease payments, utilities, taxes, programming expenses, etc., as set forth in ATTACHMENT II (except those for which a good faith dispute has been raised with the vendor or taxing authority); shall provide Broker with a certificate of such timely payment within thirty (30) days of the end of each month; and shall be reimbursed by Broker for those payments listed on ATTACHMENT II.

                  1.7 BROKER RESPONSIBILITY. Broker shall be solely responsible for any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by Broker, including, without limitation, ASCAP, BMI and SESAC music license fees for all programming provided by Broker. Such payments by Broker shall be in addition to any other payments to be made by Broker under this Agreement.

                  1.8 CONTRACTS. Broker will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior written approval, such approval shall not be unreasonably withheld.

                  1.9 STATION OPERATIONs. With respect to the operation of the Stations, Licensee shall notify Broker prior to: (i) making any changes in management personnel; (ii) entering into any material contractual obligations in excess of $10,000 individually or $50,000 in the aggregate; (iii) purchasing equipment with value in excess of $25,000; or (iv) making any other material changes in the operation of the Stations.

SECTION 2.  STATIONS' OBLIGATION TO COMMUNITIES OF LICENSE

                  2.1. LICENSEE AUTHORITY. Notwithstanding any other provision of this Agreement, Broker recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of the respective communities of license. From time to time, the Licensee shall air specific programming on issues of importance to the respective local communities. Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the Act and the rules and policies of the FCC.

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                  2.2. ADDITIONAL LICENSEE OBLIGATIONS. Although both parties shall cooperate in the broadcast of emergency information over the Stations, Licensee shall also retain the right to interrupt Broker's programming in case of an emergency or for programming which, in the reasonable good faith judgment of Licensee, is of greater local or national public importance. Licensee shall also coordinate with Broker the Stations' hourly station identification and any other announcements required to be aired by FCC rules. Licensee shall continue to maintain a main studio, as that term is defined by the FCC, within each Station's principal community contour, shall maintain its local public inspection file in accordance with FCC rules, regulations and policies, and shall prepare and place in such inspection file or files in a timely manner all material required by Section 73.3526 of the FCC's Rules. Broker shall, upon request by Licensee, provide Licensee with such information concerning Broker's programs and advertising as is necessary to assist Licensee in the preparation of such information. Licensee shall also maintain the stations' logs, receive and respond to telephone inquiries, and control and oversee any remote control point which may be established for the Stations.

                  2.3 RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Broker shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of its programming (including, but not limited to, salespeople, technical staff, traffic personnel, board operators and programming staff). Licensee will provide and be responsible for the Stations' personnel necessary for the broadcast transmission of its own programs (including, without limitation, the Stations' General Manager and such operational and other personnel as may be necessary or appropriate), and will be responsible for the salaries, taxes, benefits, insurance and related costs for all the Licensee's employees used in the broadcast transmission of its programs and necessary to other aspects of Stations' operation subject to reimbursement pursuant to Section 1.7(b) hereof. Whenever on the Stations' premises, all personnel shall be subject to the overall supervision of Licensee's General Manager.

SECTION 3.  STATIONS' PROGRAMMING POLICIES

                  3.1 BROADCAST STATION PROGRAMMING POLICY STATEMENT. Licensee has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as ATTACHMENT III hereto and which may be amended in a reasonable manner from time to time by Licensee upon notice to Broker. Broker agrees and covenants to comply in all material respects with the Policy Statement, to all rules and regulations of the FCC, and to all changes subsequently made by Licensee or the FCC. Broker shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the rules, regulations and policies of the FCC and with the Policy Statement set forth in Attachment III hereto. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Broker. If Licensee reasonably determines that a program supplied by Broker is unsatisfactory or unsuitable or contrary to the public interest, or does not comply with the Policy Statement it may, upon prior written notice to Broker, suspend or cancel such program without liability to Broker. Licensee will

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use all reasonable efforts to provide such written notice to Broker prior to the suspension or cancellation of such program.

                  3.2 LICENSEE CONTROL OF PROGRAMMING. Broker recognizes that the Licensee has full authority to control the operation of the Stations. The parties agree that Licensee's authority includes but is not limited to the right to reject or refuse such portions of the Broker's programming which Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest. Broker shall have the right to change the programming supplied to Licensee and shall give Licensee at least twenty-four (24) hours notice of substantial and material changes in such programming.

                  3.3 BROKER COMPLIANCE WITH COPYRIGHT ACT. Broker represents and warrants to Licensee that Broker has full authority to broadcast its programming on the Stations, and that Broker shall not broadcast any material in violation of the Copyright Act. All music supplied by Broker shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Broker. Subject to reimbursement pursuant to Section 1.7, Licensee will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in Broker.

                  3.4 SALES. Broker shall retain all revenues from the sale of advertising time within the programming it provides to the Licensee. Broker shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Licensee.

                  3.5 PAYOLA. Broker agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. Broker agrees to annually, or more frequently at the request of the Licensee, execute and provide Licensee with a Payola Affidavit from each of its employees involved with the Stations substantially in the form attached hereto as Attachment IV.

                  3.6 COOPERATION ON PROGRAMMING. Licensee shall, on a regular basis, cooperate with Broker to assess the issues of concern to its community and address those issues in its public service programming. Broker, in cooperation with Licensee, will endeavor to ensure that programming responsive to the needs and interests of the community of license and surrounding area is broadcast, in compliance with applicable FCC requirements. Licensee will describe those issues and the programming that is broadcast in response to those issues and place issues/programs lists in the Stations' public inspection files as required by FCC rules. Further, Licensee may request, and Broker shall provide, information concerning such of Broker's programs as are responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations.

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                  3.7 STAFFING REQUIREMENTS. Licensee will be in full compliance with the main studio staff requirements as specified by the FCC.

SECTION 4.  INDEMNIFICATION

                  4.1 BROKER'S INDEMNIFICATION. Broker shall indemnify and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from (i) Broker's breach of any representation, warranty, covenant or agreement contained in this Agreement, or
(ii) any action taken by Broker or its employees and agents with respect to the Stations, or any failure by Broker or its employees and agents to take any action with respect to the Stations, including, without limitation, Damages relating to violations of the Act or any rule, regulation or policy of the FCC, slander, defamation or other claims relating to programming provided by Broker and Broker's broadcast and sale of advertising time on the Stations.

                  4.2 LICENSEE'S INDEMNIFICATION. Licensee shall indemnify and hold harmless Broker from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensee's operations and broadcasts to the extent permitted by law and any action taken by the Licensee or its employees and agents with respect to the Stations, or any failure by Licensee or its employees and agents to take any action with respect to the Stations.

                  4.3 LIMITATION. Neither Licensee nor Broker shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

                  4.4 TIME BROKERAGE CHALLENGE. If this Agreement is challenged at the FCC, whether or not in connection with the Stations' license renewal applications, counsel for the Licensee and counsel for the Broker shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Broker. If portions of this Agreement do not receive the approval of the FCC Staff, then the parties shall reform the Agreement as necessary to satisfy the FCC Staff s concerns or, at Broker's option and expense, seek reversal of the Staff s decision and approval from the full Commission or a court of law.

SECTION 5.  ACCESS TO BROKER MATERIALS AND CORRESPONDENCE

                  5.1 CONFIDENTIAL REVIEW. Prior to the commencement of any programming by Broker under this Agreement, Broker shall acquaint the Licensee with the nature and type of the programming to be provided. Licensee, solely for the purpose of ensuring Broker's compliance with the law, FCC rules and Stations' policies, shall be entitled to review at its discretion from time to time on a confidential basis any programming material it may reasonably request. Broker shall promptly provide licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), and copies of all program logs and

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promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Broker.

                  5.2 POLITICAL ADVERTISING. Broker shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political broadcasting. Licensee shall promptly supply to Broker, and Broker shall promptly supply to Licensee, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and policies, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law. Licensee, in consultation with Broker, shall develop a statement which discloses its political broadcasting policies to political candidates, and Broker shall follow those policies and rates in the sale of political programming and advertising. In the event that Broker fails to satisfy the political broadcasting requirements under the Act and the rules and regulations of the FCC and such failure inhibits Licensee in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, Broker shall release broadcast time and/or advertising availabilities to Licensee at no cost to Licensee; provided, however, that all revenues realized by Licensee as a result of such a release of advertising time shall be immediately paid to Broker.

SECTION 6.  TERMINATION AND REMEDIES UPON DEFAULT

                  6.1 TERMINATION. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Broker by written notice to the other if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

                           (a) subject to the provisions of Section 8.9, this
Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

                           (b) the other party is in material breach of its
obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

                           (c) the mutual consent of both parties;

                           (d) there has been a material change in FCC rules,
policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner acceptable to Buyer and Seller, to remove and/or eliminate the violation;

                           (e) upon sale of the Stations to Broker;

                           (f) upon termination pursuant to Section 8.1(b) of
the Stock Purchase Agreement ("SPA") between the Licensee and the Parent.

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                  6.2 FORCE MAJEURE. Any failure or impairment of the Stations'
facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee, or for power reductions necessitated for maintenance of the Stations or for maintenance of other Stations located on the tower from which the Stations will be broadcasting, shall not constitute a breach of this Agreement and Licensee will not be liable to Broker for reimbursement or reduction of the consideration owed to Licensee.

                  6.3 OTHER AGREEMENTS. During the term of this Agreement, Licensee will not enter into any other time brokerage, program provision, local management or similar agreement with any third party.

SECTION 7.  MISCELLANEOUS

                  7.1      ASSIGNMENT.

                           (a) LICENSEE'S RIGHT TO ASSIGN. Neither this
Agreement nor any of the rights, interests or obligations of Licensee hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of Broker.

                           (b) BROKER'S RIGHT TO ASSIGN. Broker shall have the
unrestricted right to assign to any person or entity who possesses (x) all requisite qualifications to hold broadcast licenses issued by the FCC and (y) the financial capacity to perform Buyer's obligations hereunder. In addition, Broker shall have the right to collaterally assign its rights and interests hereunder to its senior lenders.

                           (c) This Agreement shall be binding upon and inure to
the benefit of the parties hereto and their respective successors and permitted assigns.

                           (d) Licensee agrees to enter into such agreements and
confirmations as Broker's senior lenders may reasonably require: (i) to acknowledge and confirm any collateral assignment of this Agreement to such senior lenders; (ii) to provide for simultaneous notice and reasonable cure rights, which rights must be exercised within 30 days after the 30-day period specified in Section 6.1 (b) hereof, to such senior lenders of any default by Broker under this Agreement; (iii) to provide simultaneous notice and reasonable cure rights, which rights must be exercised within 30 days after the expiration of the 30-day period specified in Section 6.1 (b) hereof, to such senior lenders prior to any election or action by Licensee to terminate or cancel this Agreement and, if requested by such senior lenders, to enter into a new Agreement with such senior lenders or their nominee, successor or purchaser who qualifies as a "Broker's Assignee" in accordance with Section 7.1 (b) hereof on the same terms and conditions as this Agreement; (iv) in the event that such senior lenders shall be entitled to foreclose or otherwise acquire Broker's interest in this Agreement, or if such senior lenders (or their nominee, successor or purchaser who qualifies

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as a "Broker's Assignee" in accordance with Section 7.1 (b) hereof) shall have elected to enter into a new Agreement, on the same terms and conditions as this Agreement, with Licensee: to enable such senior lenders to acquire Broker's interest in this Agreement to any purchaser or assignee of such senior lenders who qualifies as a "Broker's Assignee" in accordance with Section 7.1(b) hereof, or require Licensee to enter into a new Agreement, on the same terms and conditions as this Agreement, directly with any purchaser or assignee of such senior lenders who qualifies as a "Broker's Assignee" in accordance with Section 7.1(b) hereof, and (v) provide for such other assurances as such senior lenders shall reasonably request in connection with the exercise of their rights under this paragraph 7.l(d).

                  7.2 CALL LETTERS. Upon request of Broker and at Broker's expense and subject to the consent of the Licensee, Licensee shall apply to the FCC for authority to change the call letters of the Stations (with the consent of the FCC) to such call letters that Broker shall reasonably designate. Licensee must coordinate with Broker any proposed changes to the call letters of the Stations before taking any action to change such letters.

                  7.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

                  7.4 ENTIRE AGREEMENT. This Agreement and the Attachments hereto, and an Asset Purchase Agreement between the parties executed on this date, embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

                  7.5 TAXES. Subject to the provisions of Section 1.6(b) of the Agreement, Licensee and Broker shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Broker shall pay all taxes, if any, to which the consideration specified in Section 1.4 herein is subject, provided that Licensee is responsible for payment of its own income taxes.

                  7.6 HEADINGS. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

                  7.7 GOVERNING LAW. The obligations of Licensee and Broker are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of New York.

                  7.8 NOTICES. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery

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service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

                           TO BROKER:          Mr. Raul Alarcon, Jr.
                                               Spanish Broadcasting System, Inc.
                                               3191 Coral Way
                                               Suite 805
                                               Miami, Florida 33145
                                               Telecopy: (305) 444-2179
                                               Telephone: (305) 441-6901

                           COPY TO:            Jason L. Shrinsky, Esq.
                                               Kaye, Scholer, Fierman,
                                               Hays & Handler, LLP 901
                                               15th Street, N.W.
                                               Suite 1100
                                               Washington, D.C. 20005
                                               Telecopy: (202) 682-3580
                                               Telephone: (202) 682-3506

                           TO LICENSEE:        Mr. James L. Anderson
                                               Rodriguez Communications, Inc.
                                               1333 Corporate Drive, Suite 350
                                               Irving, Texas 75038
                                               Telecopy:  (972) 550-5517
                                               Telephone: (972)

                           COPY TO:            David Emmons, Esq.
                                               Thompson & Knight, L.L.P.
                                               1700 Pacific Avenue,  Suite 3300
                                               Dallas, Texas 75201
                                               Telecopy: (214) 969-1751
                                               Telephone: (214)

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 7.8.

                  7.9 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance

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with all then existing FCC rules and policies which may be applicable, while attempting to preserve, as closely as possible, the intent of the parties as embodied in the provision of this Agreement which is to be so modified.

                  7.10 SPECIFIC PERFORMANCE. The parties recognize that in the event Licensee should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. In the event that Broker is not itself in material default or breach of this Agreement, Broker shall therefore be entitled to obtain specific performance of all terms of this Agreement. In the event of any action to enforce this Agreement, Licensee hereby waives the defense that there is an adequate remedy at law.

                  7.11 ARBITRATION. Any dispute arising out of or related to this Agreement that Licensee and Broker are unable to resolve by themselves shall be settled by arbitration in New York, New York, by a panel of three arbitrators. Licensee and Broker shall each designate one disinterested arbitrator and the two arbitrators designed shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve a dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Licensee and Broker. The costs and expenses of the arbitration proceeding shall be assessed between Licensee and Broker in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Licensee or Broker against the other except: (i) an action to compel arbitration pursuant to this Section; (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section; or
(iii) a suit for specific performance pursuant to Section 7.10.

                  7.12 NO JOINT VENTURE. Nothing in this Agreement shall be deemed to create a joint venture between the Licensee and the Broker.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                           LICENSEE:        RODRIGUEZ COMMUNICATIONS, INC.

                                            By: /s/ JAMES L. ANDERSON
                                               ---------------------------------
                                                     James L. Anderson

                           BROKER:          SPANISH BROADCASTING SYSTEM
                                              OF LOS ANGELES, INC.

                                            By: /s/ RAUL ALARCON, JR.
                                               ---------------------------------
                                                     Raul Alarcon, Jr.

                           PARENT:          SPANISH BROADCASTING SYSTEM, INC.

                                            BY: /s/ RAUL ALARCON, JR.
                                               ---------------------------------
                                                     Raul Alarcon, Jr.

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

                                  ATTACHMENT I

         Broker shall pay to and reimburse Licensee as follows:

         1. Pay to the Licensee an amount equal to the outstanding interest on all of the Bridge Loans to the Licensee as described in the Credit Agreement among the Licensee, Spanish Broadcasting System, Inc., New World Broadcasters Corp. and the Guarantors.

         2. Reimbursement to the Licensee for all expenses described in Sections 1.5, 1.6(b) and 2.3 of this Agreement commencing as of the date of the execution of the Stock Purchase Agreement including expenses (notwithstanding anything to the contrary) which may be incurred by the Licensee prior to the Effective Dates specified herein.

                                  ATTACHMENT II

         Licensee shall be responsible and pay for the expenses described in Sections 1.5, 1.6(b) and 2.3 of this Agreement.

                                 ATTACHMENT III

                 BROADCAST STATIONS PROGRAMMING POLICY STATEMENT

         The following sets forth the policies generally applicable to the presentation of programming and advertising over Stations. All programming and advertising broadcast by the Stations must conform to these policies and to the provisions of the Communications Act of 1934, as amended (the "Act"), and the Rules and Regulations of the Federal Communications Commission ("FCC").

STATIONS' IDENTIFICATION

The Stations must broadcast a Station identification announcement once an hour as close to the hour as feasible in a natural breach in the programming. The announcement must include (1) each Station's call letters, followed immediately by (2) each Station's city of license.

BROADCAST OF TELEPHONE CONVERSATIONS

BEFORE recording a telephone conversation for broadcast or broadcasting such a conversation simultaneously with its occurrence, any party to the call must be informed that the call will be broadcast or will be recorded for later broadcast, and the party's consent to such broadcast must be obtained. This requirement does not apply to calls initiated by the other party which are made in a context in which it is customary for the Stations to broadcast telephone calls.

SPONSORSHIP IDENTIFICATION

When money, service or other valuable consideration is either directly or indirectly paid or promised as part of an arrangement to transmit any programming, the Stations at the time of broadcast shall announce (1) that the matter is sponsored, either whole or in part; and (2) by whom or on whose behalf the matter is sponsored. Products or services furnished to the Stations in consideration for an identification of any person, product, service, trademark or brand name shall be identified in this manner.

In the case of any political or controversial issue broadcast for which any material or service is furnished as an inducement for its transmission, an announcement shall be made at the beginning and conclusion of the broadcast stating (1) the material or service that has been furnished; and (2) the person(s) or association(s) on whose behalf the programming is transmitted. However, if the broadcast is 5 minutes duration or less, the required announcement need only be made either at its beginning or end.

Prior to any sponsored broadcast involving political matters or controversial issues, the Stations shall obtain a list of the chief executive officers, members of the executive committee or board of directors of the sponsoring organization and shall place this list in the Stations' public inspection files.

PAYOLA/PLUGOLA

The Stations, their personnel, or their Brokers shall not accept or agree to accept from any person any money, service or other valuable consideration for the broadcast of any matter unless such fact is disclosed to the Stations so that all required Stations identification announcements can be made. All persons responsible for Stations' programming must, from time to time, execute such documents as may be required by Stations' management to confirm their understanding of and compliance with the FCC's sponsorship identification requirements.

REBROADCASTS

The Stations shall not rebroadcast the signal of any other broadcast Stations without first obtaining such Stations' prior written consent to such rebroadcast.

FAIRNESS

The Stations shall seek to afford coverage to contrasting viewpoints concerning controversial issues of public importance.

PERSONAL ATTACKS

The Stations shall not air attacks upon the honesty, character, integrity or like personal qualities of any identified person or group. If such an attack should nonetheless occur during the presentation of views on a controversial issue of public importance, those responsible for programming shall submit a tape or transcript of the broadcast to station management and to the person attacked within 48 hours, and shall offer the person attacked a reasonable opportunity to respond.

POLITICAL EDITORIALS

Unless specifically authorized by Stations' management, the Stations shall not air any editorial which either endorses or opposes a legally qualified candidate for public office.

POLITICAL BROADCASTING

All "uses" of the Stations by legally qualified candidates for elective office shall be in accordance with the Act and the FCC's Rules and policies, including without limitation, equal opportunities requirements, reasonable access requirements, lowest unit charge requirements and similar rules and regulations.

OBSCENITY AND INDECENCY

The Stations shall not broadcast any obscene material. Material is deemed to be obscene if the average person, applying contemporary community standards in the local community, would find that the material, taken as a whole, appeals to the prurient interest; depicts or describes in a patently offensive way sexual conduct specifically defined by applicable state law; and taken as a whole, lacks serious literary artistic, political or scientific value.

The Stations shall not broadcast any indecent material outside of the periods of time prescribed by the FCC. Material is deemed to be indecent if it includes language or material that, in context, depicts or describes, in terms patently offensive as measured by contemporary community standards for the broadcast medium, sexual or excretory activities or organs.

BILLING

No entity which sells advertising for airing on the Stations shall knowingly issue any bill, invoice or other document which contains false information concerning the amount charged or the broadcast of advertising which is the subject of the bill or invoice. No entity which sells advertising for airing on the Stations shall misrepresent the nature or content of aired advertising, nor the quantity, time of day, or day on which such advertising was broadcast.

CONTESTS

Any contests conducted on the Stations shall be conducted substantially as announced or advertised. Advertisements or announcements concerning such contests shall fully and accurately disclose the contest's material terms. No contest description shall be false, misleading or deceptive with respect to any material term.

HOAXES

The Stations shall not knowingly broadcast false information concerning a crime or catastrophe.

EMERGENCY INFORMATION

Any emergency information which is broadcast by the Stations shall be transmitted immediately.

LOTTERY

The Stations shall not advertise or broadcast any information concerning any lottery (except approved state lotteries). The Stations may advertise and provide information about lotteries conducted by non-profit groups, governmental entities and in certain situations, by commercial organizations, if an only if there is no state or local restriction or ban on such advertising or information and the lottery is legal under state or local law. Any and all lottery advertising must first be approved by Stations' management.

ADVERTISING

The Stations shall comply with all federal, state and local laws concerning advertising, including without limitation, all laws concerning misleading advertising, and the advertising of alcoholic beverages.

PROGRAMMING PROHIBITIONS

Knowing broadcast of the following types of programs and announcements is prohibited.

         FALSE CLAIMS. False or unwarranted claims for any product or service.

         UNFAIR IMITATION. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

         COMMERCIAL DISPARAGEMENT. Any unfair disparagement of competitors or competitive goods.

         PROFANITY. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, as evaluated by Station's management.

         VIOLENCE. Any programs which are excessively violent.

         UNAUTHORIZED TESTIMONIALS. Any testimonials which cannot be authenticated.

                                  ATTACHMENT IV

                                PAYOLA STATEMENT

                            FORM OF PAYOLA AFFIDAVIT

City of _________________                            )
                                                     )
County of_______________                             )    ss:
                                                     )
State of_________________                            )

                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT

_____________________, being first duly sworn, deposes and says as follows:

1.       He/She is ______________________  for __________________.

2.       He/She has acted in the above capacity since ________________.

3. No matter has been broadcast by Station ______ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him/her from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he/she is aware, no matter has been broadcast by Station _____ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station _______ or by any independent contractor engaged by Station ______ in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In the future, he/she will not pay, promise to pay, request or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation of presentation of broadcast matter on Station ______.

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7. He/She, his/her spouse and immediate family do ___ do not ___ have any present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

         1.       The publishing of music;

         2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcription of any program material intended for radio broadcast use;

         3. The exploitation, promotion or management or persons rendering artistic, production and/or other services in the entertainment field;

         4. The ownership or operation of one or more radio or television stations;

         5. The wholesale or retail sale of records intended for public purchase;

         6. Advertising on Station _____, or any other station owned by its licensee (excluding nominal stockholdings in publicly owned companies).

8. The facts and circumstances relating to such interest are none ___ as follows ___:

         ---------------------------------------------------------------

         ---------------------------------------------------------------



                                    ----------------------------------
                                    Affiant

Subscribed and sworn to before me
this _____ day of ____________, 200__


----------------------------
Notary Public
My Commission expires:_____________


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